Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2017, accompanying the consolidated financial statements included in the Annual Report of Abeona Therapeutics Inc. and Subsidiaries on Form 10-K for the years ended December 31, 2016 and 2015. We hereby consent to the incorporation by reference of said report in Abeona Therapeutics, Inc.’s Registration Statement on Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (File No 333-197220). We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Whitley Penn LLP

Dallas, Texas

April 25, 2017